EXHIBIT 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to the Employment Agreement is dated as of March 24, 2021 and effective as of March 19, 2021 (the “Amendment Effective Date”) and is entered into by and between Genprex, Inc., a Delaware corporation (the “Company”) and  Catherine Vaczy (the “Employee”). All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Employment Agreement (as defined herein).

WHEREAS, on March 12, 2020, the Company entered into an employment agreement with the Employee pursuant to which the Employee served as Executive Vice President and Chief Strategy Officer of the Company (the “Employment Agreement”); and

WHEREAS, On November 10, 2020 the Board of Directors appointed Employee to the additional office of General Counsel;

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to change the Employee’s position and increase the Employee’s salary as set forth herein.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1 of the Employment Agreement is amended and restated in its entirety as follows:

1. Position and Duties. It is acknowledged that as of November 10, 2020, Employee began serving in the additional position of General Counsel, and will continue to serve as EVP, General Counsel and Chief Strategy Officer of the Company and will report to the Company’s Chief Executive Officer (“CEO”). Employee will render such business and professional services in the performance of her duties, consistent with employee’s position, as shall reasonably be assigned to her by the CEO without limiting the generality of the foregoing, Employee’s oversight shall include legal matters.

Section 4.1 of the Employment Agreement is amended and restated in its entirety as follows:

4.1 Base Salary.  As of the Amendment Effective Date, and while employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $420,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Company shall periodically review (at least annually) Employee’s compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion.

This Amendment shall be for the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Except as amended hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect, and the Employment Agreement is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Employment Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Employment Agreement as amended by this Amendment. This Amendment shall be construed, enforced, and governed under the internal laws of the State of Texas, without giving effect to any choice of law provision or rule of any other jurisdiction. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

GENPREX, INC.

By:	/s/ Rodney Varner
Name: Rodney Varner
Title: Chief Executive Officer

EMPLOYEE

By:	/s/ Catherine M. Vaczy
Catherine M. Vaczy